Exhibit 99.1

FOR IMMEDIATE RELEASE

Comscore Reports First Quarter 2019 Results
Strategic Review Expected to Produce Initial $20 Million in Annualized Cost Savings
RESTON, Va., May 8, 2019 - Comscore, Inc. (Nasdaq: SCOR), a trusted partner for planning, transacting, and evaluating media across platforms, today reported financial results for the quarter ended March 31, 2019.
First Quarter 2019 Financial Results

•	Total year-over-year revenue for the first quarter declined 3.4% to $102.3 million.

•	Net loss of $27.5 million, or $(0.46) per share, compared to a net loss of $51.5 million, or $(0.93) per share in the year-ago quarter.

•	Adjusted EBITDA loss of $2.5 million, compared to adjusted EBITDA of $3.6 million in the year-ago quarter.

•	Cash, cash equivalents and restricted cash of $42.8 million, compared to $50.2 million as of December 31, 2018.
"As we sharpen our focus on the products our customers want, we will further strengthen our position in the marketplace. This will better enable us to expand our customer base, service our existing customers, and drive long-term value for our stockholders," said Dale Fuller, interim chief executive officer of Comscore.
"Over the past five weeks, we began a strategic review of the company, including all aspects of customer relationships, products, and organization structure," Fuller added. "While the strategic review is still in process, we have identified and implemented actions this week that we believe will result in a better customer experience, improved organizational efficiency, and resources that are better aligned with business needs. We expect these actions to decrease our annualized costs and cash outflow by approximately $20 million, or 5% of our core operating costs, a portion of which will be realized beginning in the second quarter of 2019."
First Quarter Summary Results
Total revenue in the first quarter of 2019 was $102.3 million, down from $105.9 million in the year-ago quarter.
Ratings and Planning revenue increased to $70.6 million in the first quarter of 2019, compared to $69.6 million in the year-ago quarter. The increase was primarily driven by TV products due to increases in contract values from existing customers and expanded market reach, offset by lower revenue in syndicated digital products due to ongoing industry changes in ad buying and consolidation.
Analytics and Optimization revenue declined to $21.5 million in the first quarter of 2019, compared to $25.7 million in the year-ago quarter. As previously disclosed, the first quarter of 2018 included certain digital customer solution deliveries from prior-year sales. This, in combination with a decline in current deliveries of digital customer solutions, resulted in lower revenue for the 2019 quarter as compared to the year-ago period. This decrease was offset by increased volume in Activation products.
Movies Reporting and Analytics revenue was $10.3 million in the first quarter of 2019, compared to $10.6 million in the year-ago quarter. The decrease principally related to lower project-based revenue in the quarter.
Net loss for the first quarter of 2019 was $27.5 million, or $(0.46) per share, compared to a net loss of $51.5 million, or $(0.93) per share reported in the year-ago quarter. The improvement was driven primarily by a reduction of investigation and audit related costs, as well as continued cost discipline in selling and marketing and research and development.
For the first quarter of 2019, non-GAAP adjusted EBITDA loss was $2.5 million, compared to positive adjusted EBITDA of $3.6 million in the year-ago quarter. Adjusted EBITDA excludes stock-based compensation expense;

investigation, litigation and audit-related expense; restructuring (income) expense; change in fair value of financing derivatives; and other items as presented in the accompanying tables. Adjusted EBITDA for the first quarter of 2019 was impacted by additional non-stock expense of $2.4 million related to the resignation of certain executives.
Balance Sheet and Liquidity
As of March 31, 2019, cash, cash equivalents and restricted cash were $42.8 million, including $6.1 million in restricted cash. Total debt principal, composed of senior secured convertible notes, was $204.0 million.
Conference Call Information for Today, Wednesday, May 8 at 5:00 p.m. ET
Management will provide commentary on the company's results in a conference call today at 5:00 p.m. ET. To access the call, dial +1 844-229-7593 (domestic) or +1 314-888-4258 (international) and reference conference ID # 2463568. Participants are advised to dial in at least 10 minutes prior to the call to register. Additionally, a live webcast of the conference call will be available on the Investor Relations section of the company's website at ir.comscore.com/events-presentations. Following the conference call, a replay will be available by dialing +1 855-859-2056 (domestic) or +1 404-537-3406 (international) with passcode #2463568. The replay will also be available via webcast at ir.comscore.com/events-presentations.
About Comscore
Comscore (Nasdaq: SCOR) is a trusted partner for planning, transacting and evaluating media across platforms. With a data footprint that combines digital, linear TV, over-the-top and theatrical viewership intelligence with advanced audience insights, Comscore allows media buyers and sellers to quantify their multiscreen behavior and make business decisions with confidence. A proven leader in measuring digital and set-top box audiences and advertising at scale, Comscore is the industry's emerging, third-party source for reliable and comprehensive cross-platform measurement.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, Comscore's expectations, forecasts, plans and opinions regarding product focus, market positioning, customer acquisition, customer service, growth in stockholder value, organizational efficiency and resource alignment, and the timing and amount of cost savings from restructuring actions. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, Comscore's ability to achieve its expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to Comscore's respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that Comscore makes from time to time with the U.S. Securities and Exchange Commission (the "SEC"), which are available on the SEC's website (www.sec.gov).
Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Comscore does not intend or undertake, and expressly disclaims, any duty or obligation to publicly update any forward- looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Use of Non-GAAP Financial Measures
To provide investors with additional information regarding our financial results, we are disclosing herein non-GAAP net income (loss) and adjusted EBITDA, which are non-GAAP financial measures used by our management to understand and evaluate our core operating performance and trends. We believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results, as they permit our investors to view our core business performance using the same metrics that management uses to evaluate our performance. Nevertheless, our use of these non-GAAP financial measures has limitations as an analytical tool, and investors should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Instead, you should consider these measures alongside GAAP-based financial performance measures, net income (loss), various cash flow metrics, and our other GAAP financial results.
Set forth below are reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. These reconciliations should be carefully evaluated.

Hattie Young, Comscore, Inc., 212-277-6577, press@comscore.com
Steve Calk or Jackie Marcus, Alpha IR Group, 312-445-2870, SCOR@alpha-ir.com

COMSCORE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	As of	As of
	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,741	$44,096
Restricted cash	6,102	6,102
Accounts receivable, net of allowances of $1,683 and $1,597, respectively	63,057	75,609
Prepaid expenses and other current assets	18,678	19,972
Total current assets	124,578	145,779
Property and equipment, net	28,406	27,339
Operating right-of-use assets	41,210	—
Other non-current assets	5,908	8,898
Deferred tax assets	2,842	3,991
Intangible assets, net	118,840	126,945
Goodwill	640,786	641,191
Total assets	$962,570	$954,143
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$38,225	$29,836
Accrued expenses	42,126	58,140
Contract liability	62,640	64,189
Current operating lease liabilities	6,629	—
Customer advances	6,155	6,688
Other current liabilities	5,692	10,083
Total current liabilities	161,467	168,936
Financing derivatives	22,000	26,100
Senior secured convertible notes	178,913	177,342
Non-current operating lease liabilities	47,739	—
Deferred rent	—	10,304
Deferred tax liabilities	4,825	5,527
Other non-current liabilities	13,688	14,367
Total liabilities	428,632	402,576
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value per share; 5,000,000 shares authorized at March 31, 2019 and December 31, 2018; no shares issued or outstanding as of March 31, 2019 and December 31, 2018	—	—
Common stock, $0.001 par value per share; 150,000,000 shares authorized as of March 31, 2019 and December 31, 2018; 66,722,683 shares issued and 59,957,887 shares outstanding as of March 31, 2019, and 66,154,626 shares issued and 59,389,830 shares outstanding as of December 31, 2018	60	59
Additional paid-in capital	1,571,759	1,561,208
Accumulated other comprehensive loss	(11,242)	(10,621)
Accumulated deficit	(796,655)	(769,095)
Treasury stock, at cost, 6,764,796 shares as of March 31, 2019 and December 31, 2018	(229,984)	(229,984)
Total stockholders’ equity	533,938	551,567
Total liabilities and stockholders’ equity	$962,570	$954,143

COMSCORE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018
Revenues	$102,294	$105,919

Cost of revenues (1) (2)	53,407	47,254
Selling and marketing (1) (2)	24,840	25,905
Research and development (1) (2)	18,216	18,716
General and administrative (1) (2)	19,545	18,661
Investigation and audit related	842	31,867
Amortization of intangible assets	8,105	8,544
Restructuring (income) expense	(70)	1,257
Total expenses from operations	124,885	152,204
Loss from operations	(22,591)	(46,285)
Interest expense, net	(6,759)	(2,905)
Other income, net	2,969	77
Gain (loss) from foreign currency transactions	38	(922)
Loss before income taxes	(26,343)	(50,035)
Income tax provision	(1,171)	(1,415)
Net loss	$(27,514)	$(51,450)
Net loss per common share:
Basic and diluted	$(0.46)	$(0.93)
Weighted-average number of shares used in per share calculation - Common Stock:
Basic and diluted	59,958,203	55,227,046
Comprehensive loss:
Net loss	$(27,514)	$(51,450)
Other comprehensive (loss) income:
Foreign currency cumulative translation adjustment	(621)	1,615
Total comprehensive loss	$(28,135)	$(49,835)

(1) Stock-based compensation expense is included in the line items above as follows:
	Three Months Ended March 31,
	2019	2018
Cost of revenues	$848	$213
Selling and marketing	1,316	575
Research and development	726	344
General and administrative	4,063	749
Total stock-based compensation expense	$6,953	$1,881

(2) Excludes amortization of intangible assets, which is presented separately in the Condensed Consolidated Statements of Operations and Comprehensive Loss.

COMSCORE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended March 31,
	2019	2018
Operating activities:
Net loss	$(27,514)	$(51,450)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,106	4,563
Non-cash operating lease expense	1,427	—
Amortization expense of finance leases	574	—
Amortization of intangible assets	8,105	8,544
Stock-based compensation	6,953	1,881
Deferred tax provision	441	906
Change in fair value of financing derivatives	(4,100)	2,180
Change in fair value of investment in equity securities	1,712	449
Accretion of debt discount	1,319	752
Amortization of deferred financing costs	252	207
Other	(138)	(69)
Changes in operating assets and liabilities:
Accounts receivable	12,506	11,095
Prepaid expenses and other assets	1,818	(597)
Accounts payable, accrued expenses, and other liabilities	(2,544)	(19,761)
Contract liability and customer advances	(2,500)	(3,498)
Operating lease liabilities	(2,993)	—
Net cash used in operating activities	(1,576)	(44,798)

Investing activities:
Proceeds from sale of investment in equity securities	705	—
Purchases of property and equipment	(1,836)	(725)
Capitalized internal-use software costs	(3,109)	(1,932)
Net cash used in investing activities	(4,240)	(2,657)

Financing activities:
Proceeds from borrowings on senior secured convertible notes	—	85,000
Debt issuance costs	—	(4,315)
Financing proceeds received on subscription receivable	—	3,065
Proceeds from the exercise of stock options	1,191	—
Payments for taxes related to net share settlement of equity awards	(1,138)	(4,099)
Principal payments on finance leases	(694)	—
Principal payments on capital lease and software license arrangements	(823)	(2,859)
Net cash (used in) provided by financing activities	(1,464)	76,792
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(75)	368
Net (decrease) increase in cash, cash equivalents and restricted cash	(7,355)	29,705
Cash, cash equivalents and restricted cash at beginning of period	50,198	45,125
Cash, cash equivalents and restricted cash at end of period	$42,843	$74,830

	As of March 31,
	2019	2018
Cash and cash equivalents	$36,741	$67,266
Restricted cash	6,102	7,564
Total cash, cash equivalents and restricted cash	$42,843	$74,830

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of net loss (GAAP) to adjusted EBITDA for each of the periods identified:

	Three Months Ended March 31,
(In thousands)	2019 (Unaudited)	2018 (Unaudited)
Net loss (GAAP)	$(27,514)	$(51,450)

Income tax provision	1,171	1,415
Interest expense, net	6,759	2,905
Depreciation	3,106	4,563
Finance lease amortization expense	574	—
Amortization of intangible assets	8,105	8,544
EBITDA	(7,799)	(34,023)

Adjustments:
Stock-based compensation	6,953	1,881
Investigation and audit related	842	31,867
Restructuring (income) expense	(70)	1,257
Other (income) expense, net (1)	(2,388)	2,629
Adjusted EBITDA	$(2,462)	$3,611
(1) Adjustments to other (income) expense, net, reflect non-cash changes in the fair value of financing derivatives and equity securities investment included in other income, net on our Condensed Consolidated Statements of Operations and Comprehensive Loss.
The following table presents a reconciliation of net loss (GAAP) to non-GAAP net loss for each of the periods identified:

	Three Months Ended March 31,
(In thousands)	2019 (Unaudited)	2018 (Unaudited)
Net loss (GAAP)	$(27,514)	$(51,450)

Adjustments:
Stock-based compensation	6,953	1,881
Investigation and audit related	842	31,867
Amortization of intangible assets(2)	8,105	8,544
Restructuring (income) expense	(70)	1,257
Other (income) expense, net (1)	(2,388)	2,629
Non-GAAP net loss	$(14,072)	$(5,272)
(1) Adjustments to other (income) expense, net, reflect non-cash changes in the fair value of financing derivatives and equity securities investment included in other income, net on our Condensed Consolidated Statements of Operations and Comprehensive Loss.
(2) In the fourth quarter of 2018, amortization of intangible assets was added as an adjustment in our calculation of non-GAAP net loss. Prior year non-GAAP net loss has been recast to include this adjustment, which is intended to better reflect our core operating performance.

Supplemental Non-GAAP Disclosure
The following tables present a reconciliation of certain non-GAAP expense line items (to be discussed on today’s conference call) to the most directly comparable GAAP expense line items. GAAP expense line items have been adjusted to exclude the effects of stock-based compensation.

	Three Months Ended March 31,
	2019 (Unaudited)				2018 (Unaudited)
(In thousands)	As reported (GAAP)	Less: stock-based compensation	As adjusted (non-GAAP)	% of GAAP Revenue	As reported (GAAP)	Less: stock-based compensation	As adjusted (non-GAAP)	% of GAAP Revenue
Revenues	$102,294			100.0%	$105,919			100.0%
Cost of revenues	53,407	$848	$52,559	51.4%	47,254	$213	$47,041	44.4%
Gross profit	48,887	(848)	49,735	48.6%	58,665	(213)	$58,878	55.6%
Selling and marketing	24,840	1,316	23,524	23.0%	25,905	575	25,330	23.9%
Research and development	18,216	726	17,490	17.1%	18,716	344	18,372	17.3%
General and administrative	19,545	4,063	15,482	15.1%	18,661	749	17,912	16.9%

Revenues
Revenues from our three offerings of products and services are as follows:

	Three Months Ended March 31,
(In thousands)	2019 (Unaudited)	% of Revenue	2018 (Unaudited)	% of Revenue	$ Variance	% Variance
Ratings and Planning	$70,577	69.0%	$69,569	65.7%	$1,008	1.4%
Analytics and Optimization	21,458	21.0%	25,731	24.3%	(4,273)	(16.6)%
Movies Reporting and Analytics	10,259	10.0%	10,619	10.0%	(360)	(3.4)%
Total revenues	$102,294	100%	$105,919	100%	$(3,625)	(3.4)%